Exhibit 99.1
Newmont to Acquire Remaining Interest in World-Class
Boddington Project in Western Australia
DENVER, January 27, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) announced today that it has entered into a definitive purchase agreement to acquire from AngloGold Ashanti Australia Limited, a wholly-owned subsidiary of AngloGold Ashanti Ltd., its 33.33% interest in the Boddington project in Western Australia. Upon completion of the acquisition, Newmont will own 100% of the Boddington project, which is the largest gold project in Australia, and Newmont’s proven and probable gold reserves at Boddington will increase by 6.6 million ounces to 20.1 million ounces.
Richard O’Brien, President and Chief Executive Officer of Newmont said, “We are very pleased to consolidate our interest in Boddington, a world-class asset that we obviously know well. We expect Boddington will have low operating costs, a mine life in excess of 20 years and significant exploration potential in a favorable geo-political jurisdiction.”
The total consideration for the 33.33% interest consists of $750 million payable in cash at closing, $240 million payable in cash and/or Newmont common stock, at Newmont’s option, in December 2009, and a royalty capped at $100 million, equal to 50% of the average realized operating margin (if any) exceeding $600 per ounce, payable on one-third of gold sales from Boddington. The transaction is expected to close in March 2009, subject to satisfaction or waiver of certain conditions, including the receipt of approvals from the Australian Foreign Investment Review Board, Western Australia Ministry of Mines and South African Reserve Bank and the receipt of consents and agreements from third parties. The valuation date for the transaction is January 1, 2009, and closing adjustments will be made to reflect Newmont’s economic ownership position from that date, which will require Newmont to reimburse AngloGold for all contributions made to the Boddington joint venture after that date. As a result of the increased ownership interest in Boddington, Newmont expects to incur an additional approximately $250 million of capital expenditures in 2009.
Newmont has received a commitment for a $1.0 billion, 364-day bridge facility to support the transaction and for additional capital expenditures that result from its increased ownership in the Boddington project. The bridge facility is subject to customary closing conditions.
About Boddington:
Boddington is a large, open pit mine in Western Australia, located 130 kilometers southeast of Perth. At the end of 2008, the Boddington project was 89% complete, with start-up expected in mid-2009 and an anticipated 12-month ramp-up schedule. The Company continues to expect total capital costs to be between $2.6 and $2.9 billion on a 100% basis.
Boddington will be Australia’s largest gold producer upon completion, with expected average annual gold production of approximately one million ounces at costs applicable to sales of approximately $300 per ounce (on a by-product basis) for the first five years of operation, and an expected mine life in excess of 20 years. Newmont believes Boddington has significant exploration potential, as demonstrated in 2008, with the reserves on a 100% basis increasing from 16.6 in 2007 to 20.1 million ounces in 2008.

Investor Contacts
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Cautionary Statement:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements include, without limitation (i) estimates of gold and copper production and sales; (ii) estimates of costs applicable to sales; (iii) estimates of capital expenditures, project costs, and expenses; (iv) estimates regarding timing of future development, construction, production or closure activities; (v) statements regarding future exploration results, exploration expenditures, and reserves; (vi) statements regarding potential cost savings, productivity, operating performance, cost structure and competitive position; (vii) expectations regarding the completion and timing of the Boddington acquisition; and (viii) expectations regarding the start-up time, design, mine life, production, costs applicable to sales and exploration potential of the Boddington mine. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2007 Annual Report on Form 10-K, filed February 21, 2008, and the Company’s Quarterly Report on Form 10-Q, filed October 28, 2008, each of which is on file with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.
Ian Douglas, Newmont’s Group Executive of Reserves and Geostatistics, is the qualified person responsible for the preparation of the scientific and technical information concerning its mineral properties in this press release. For a description of mineral reserve estimates on the Boddington Property, including a description of key assumptions, parameters and methods used in the estimates and the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Company’s 2007 Annual Report on Form 10-K, filed February 21, 2008, and the Company’s Quarterly Report on Form 10-Q, filed October 28, 2008, each of which is on file with the SEC, as well as the Company’s other SEC filings, which are on EDGAR in the United States and on SEDAR in Canada.